UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 19, 2017

MVB Financial Corp.
(Exact name of registrant as specified in its charter)

West Virginia	000-50567	20-0034461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Virginia Avenue, Fairmont, WV	26554-2777
(Address of principal executive offices)	(Zip Code)

(304) 363-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note:

This Amendment No. 1 to Current Report on Form 8-K for MVB Financial Corp. is being filed solely to correct a typographical error in Item 5.02 of the Current Report on Form 8-K as filed on December 21, 2017 (the “Original Report”) to state that the board of directors has been expanded to ten members instead of eleven as stated in the Original Report. All other information in the Original Report remains unchanged.

Item 5.02    Departure of Director of Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On December 19, 2017, the Board of Directors of MVB Financial Corp. (“MVB”) expanded the number of directors to ten and elected Daniel W. Holt as a director, subject to the approval of the shareholders of MVB at the next annual meeting of shareholders, which is scheduled for May 15, 2018, to serve for a term to be defined at the same MVB annual meeting. Mr. Holt will serve as a member of the Finance Committee and Governance Committee of MVB, and also as a member of the Board of Directors of its subsidiary, MVB Bank, Inc. (the “Bank”) and its Information Technology Steering Committee.

Mr. Holt is Co-Founder and CEO of BillGO, Inc. (“BillGO”) a bill payment engine that offers real-time payments, revenue and automation to payment providers. Under his leadership, BillGO has become the top bill payments engine in the financial industry. After serving eight years in the U.S. Air Force, Mr. Holt held several leadership positions in Silicon Valley. For eight years, his team at HEIT built the leading cloud services company for the financial industry. Upon its acquisition, Mr. Holt led CSI’s technology and services as President and General Manager. During his tenure, CSI became the largest secure banking cloud for community banks and credit unions.

Mr. Holt has served on boards for Allied Payment Network, Dragnet Solutions and Community Funded, and he mentors students in Colorado State University’s Entrepreneurship Program. He earned certifications as a Project Management Professional, Certified Information Systems Security Professional and GIAC Systems and Network Auditor. He is also part of the Fed Secure Payments Task Force. Mr. Holt holds a bachelor’s degree from the University of Maryland and an MBA from Colorado State University.

On November 10, 2017, prior to being elected as a director of MVB, Mr. Holt purchased 5,500 shares of MVB at a price of $18.60 per share for a total of $102,300.00. In addition, MVB and the Bank have certain relationships with Mr. Holt and with BillGO, of which Mr. Holt is Co-Founder and CEO.  Mr. Holt currently maintains certain deposit accounts with the Bank.  Also, prior to Mr. Holt being elected as a director of MVB, the Bank established a letter of credit facility for BillGO, providing a standby letter of credit facility secured by a deposit account maintained by BillGO with the Bank.  The letter of credit with BillGO and Mr. Holt’s deposit accounts were entered into in the ordinary course of business and on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. MVB’s management believes that these banking relationship do not involve more than the normal business risk of collection or include any unfavorable features.  In July 2016, MVB invested approximately $300,000 in BillGO’s common stock.  Additionally, on October 10, 2017, BillGO executed an unsecured convertible promissory note in favor of MVB in the aggregate principal amount of $300,000. The unsecured convertible promissory note, which is convertible upon the occurrence of certain specified events, bears interest at a rate of 6% per year and matures on March 31, 2019.

A copy of the press release is attached as Exhibit 99.1 to this Current Report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MVB Financial Corp.
By	/s/ Larry F. Mazza
Larry F. Mazza President and Chief Executive Officer
Date:  December 22, 2017